USIP.COM.INC. AND SUBSIDIARIES

Pro forma Consolidated Financial Statements

(Unaudited)

The following unaudited pro forma consolidated balance sheet includes the balance sheet of USIP.com, Inc. and Subsidiaries (“USIP”) as of June 30, 2004 and as adjusted for (i) the proposed sale of our telecom subsidiaries; (ii) the proposed merger with Cornerstone Services Group, Inc. and Subsidiaries (“Cornerstone”); (iii) the proposed change in our capital structure; (iv) the conversion of Cornerstone’s convertible notes; and (v) the effect of our proposed 1-for-2 reverse stock-split, all as if these transactions had occurred as of June 30, 2004.

The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 include the results of operations of USIP and, as adjusted for (i) the proposed sale of our telecom subsidiaries; (ii) the proposed merger with Cornerstone; (iii) the conversion of Cornerstone’s convertible notes; and (iv) the effect of our proposed 1-for-2 reverse stock-split, all as if these transactions had occurred as of the beginning periods.

The pro forma consolidated financial statements should be read in conjunction with the separate historical financial statements of USIP and the historical financial statements of Cornerstone appearing elsewhere herein. These pro forma financial statements are not necessarily indicative of the consolidated financial position, had the acquisition occurred on the date indicated above, or the consolidated results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

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USIP.Com, INC. and Subsidiaries
Unaudited Proforma Consolidated Balance Sheet
6/30/2004

	USIP.COM, INC.	Cornerstone Services Group, Inc. and Subsidiaries	Pro forma Adjustments		Pro forma

ASSETS
CURRENT ASSETS
Cash	$10,649	$16,407	$(10,649)	(1)	$16,407

Accounts receivable, net	56,791	354,236	(56,791)	(1)	354,236

Inventory	20,289	387,463	(20,289)	(1)	387,463
Current portion of notes receivable	—	30,600	—		30,600
Other current assets	4,802	24,011	(4,802)	(1)	24,011

TOTAL CURRENT ASSETS	92,531	812,717	(92,531)		812,717

PROPERTY AND EQUIPMENT, Net	498,623	113,808	(498,623)	(1)	113,808

DEFERRED DEBT OFFERING COSTS	—	200,000	—		200,000

NOTES RECEIVABLE, Net of current portion	—	23,700	—		23,700

GOODWILL	—	88,058	—		88,058

INTANGIBLE ASSETS, Net	—	211,247	—		211,247

TOTAL ASSETS	$591,154	$1,449,530	$(591,154)		$1,449,530

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities
Convertible promissory notes	$—	$476,500	$(476,500)	(4)	$—
Convertible promissory notes - related parties	—	152,400	(152,400)	(4)	—

Accounts payable	171,114	1,039,204	(171,114)	(1)	1,039,204

Line of credit	619,499	—	(519,499)	(1)	100,000

Accrued expenses and other current liabilities	10,879	614,375	(10,879)	(1)	614,375

Current portion of long-term debt	36,301	194,036	(36,301)	(1)	194,036
Notes payable - related parties	—	107,528	—		107,528

TOTAL CURRENT LIABILITIES	837,793	2,584,043	(1,366,693)		2,055,143

LONG-TERM DEBT, Less current portion	86,621	180,850	(86,621)	(1)	180,850

NOTES PAYABLE - RELATED PARTIES, Less current portion	—	400,000	—		400,000

TOTAL LIABILITIES	924,414	3,164,893	(1,453,314)		2,635,993

STOCKHOLDERS’ EQUITY
Common stock	178,044	47,594	(222,098)	(1)(4)(5)	3,540
Additional paid-in capital	1,462,558	457,314	(889,604)	(1)(4)(5)	1,030,268
Accumulated deficit	(1,973,862)	(2,220,271)	1,973,862	(1)	(2,220,271)

TOTAL STOCKHOLDERS’ DEFICIENCY	(333,260)	(1,715,363)	862,160		(1,186,463)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$591,154	$1,449,530	$(591,154)		$1,449,530

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USIP.Com, INC. and Subsidiaries
Unaudited Proforma Consolidated Statement of Operations
For the Six Months Ended June 30, 2004

	USIP.COM, INC.	Cornerstone Services Group, Inc. and Subsidiaries	Pro forma Adjustments		Pro forma

		(1)
NET SALES	$207,631	$2,385,119	$(207,631)	(1)	$2,385,119

COST OF SALES	218,102	1,577,643	(218,102)	(1)	1,577,643

GROSS PROFIT	(10,471)	807,476	10,471		807,476

OPERATING EXPENSES
Compensation costs and related benefits	95,236	1,117,412	(95,236)	(1)	1,117,412
Compensatory element of stock issuances	—	77,513	—		77,513
Occupancy costs	34,006	187,592	(34,006)	(1)	187,592
Professional fees	37,559	170,014	(37,559)	(1)	170,014
Depreciation and amortization	—	48,341	—		48,341
Other operating costs	42,398	217,647	(42,398)	(1)	217,647
Loss on store closing and business casualty	—	201,567	—		201,567

Total Operating Expenses	209,199	2,020,086	(209,199)		2,020,086

OPERATING (LOSS)	(219,670)	(1,212,610)	219,670		(1,212,610)

OTHER INCOME (EXPENSE)
Other income	5,544	—	(5,544)	(1)	—
Interest expense	(25,195)	(54,045)	20,195	(1)(2)	(31,045)
			28,000	(4)

Total Other (Expense)	(19,651)	(54,045)	14,651		(31,045)

NET LOSS	$(239,321)	$(1,266,655)	$234,321		$(1,243,655)

Pro forma Basic and Diluted Net Loss per Common Share	$(0.03)				$(0.04)

Proforma Weighted Average Number of Common Shares
Outstanding	8,902,194				35,402,194

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USIP.Com, INC. and Subsidiaries
Unaudited Pro forma Consolidated Statement of Operations
For the Year Ended December 31, 2003

	USIP.COM, INC.	Cornerstone Services Group, Inc. and Subsidiaries	Carepharm, Inc. and Diversacare, Inc.	LaPorte Apothecary, Inc.	Other Pro forma Adjustments		Pro forma

			(Six Months Ended 6/30/03)	(Six Months Ended 6/30/03)
		(1)	(1) (3)	(1) (3)
NET SALES	$670,381	$2,556,902	$1,574,121	$870,334	$(670,381)	(1)	$5,001,357

COST OF SALES	509,311	1,586,691	922,728	493,054	(509,311)	(1)	3,002,473

GROSS PROFIT	161,070	970,211	651,393	377,280	(161,070)		1,998,884

OPERATING EXPENSES
Compensation costs and related benefits	200,200	1,161,236	430,358	263,917	(200,200)	(1)	1,855,511
Occupancy costs	69,595	154,304	69,762	64,445	(69,595)	(1)	288,511
Professional fees	55,466	148,780	—	—	(55,466)	(1)	148,780
Depreciation and amortization	—	53,145	18,582	5,546	26,406	(3)	103,679
Other operating costs	93,465	62,578	179,934	78,153	(93,465)	(1)	320,665
Impairment loss	—	—	113,197	—	—		113,197

Total Operating Expenses	418,726	1,580,043	811,833	412,061	(392,320)		2,830,343

OPERATING (LOSS)	(257,656)	(609,832)	(160,440)	(34,781)	231,250		(831,459)

OTHER INCOME (EXPENSE)
Other income	6,871	—	2,742	—	(6,871)	(1)	2,742
Interest expense	(49,288)	(84,977)	(9,965)	(12,022)	39,288	(1)(2)	(78,964)
					38,000	(4)
Other expenses	—	(10,100)	—	—	—		(10,100)

Total Other (Expense)	(42,417)	(95,077)	(7,223)	(12,022)	70,417		(86,322)

NET LOSS BEFORE INCOME TAXES	(300,073)	(704,909)	(167,663)	(46,803)	301,667		(917,781)

Income tax expense (benefit)	8,187	—	(15,000)	—	6,813	(1)	—

NET LOSS	$(308,260)	$(704,909)	$(152,663)	$(46,803)	$294,854		$(917,781)

Pro forma Basic and Diluted Net Loss per
Common Share	$(0.03)						$(0.03)

Pro forma Weighted Average Number of Common
Shares Outstanding	8,902,194						35,402,194

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USIP.COM.INC. AND SUBSIDIARIES

Notes to Unaudited Pro forma Consolidated Financial Statements

Overview

The unaudited pro forma consolidated financial statements presented assume that all of the matters included in this proxy filing are approved by our shareholders.

NOTE 1 - Merger of Cornerstone

1.	Effective with the approval of our shareholders and the filing of our amended articles of incorporation:

a)	We will sell our telecom subsidiaries for a purchase price equal to all of our liabilities, except for $100,000. The carrying value of our telecom assets totals $591,154 as of June 30, 2004 and our liabilities total $924,414 as of June 30, 2004. As a result of this proposed sale, our pro forma gain will amount to $233,260 [($924,414 - $100,000) = $824,414 - $591,154]. Accordingly, our pro forma balance sheet and pro forma statements of operations have been adjusted to remove the assets and liabilities, revenues and expenses related to the telecom subsidiaries.

b)	Cornerstone will merge with us and we will issue to the shareholders of Cornerstone 26,500,000 of our post-split common shares, or approximately 75% of our equity interests. After this merger, the shareholders of Cornerstone will control us, including controlling our board of directors. This merger will be accounted for as a reverse merger, under which Cornerstone will be deemed to have acquired us after our sale of our telecom subsidiaries.

c)	We will change our name to Cornerstone Services Group, Inc.

2.	As discussed in pro forma Note 1a, $100,000 of our interest-bearing debt will remain with us after the sale of our telecom subsidiaries. Accordingly, the pro forma interest expense related to this debt for the year ended December 31, 2003 and the six months ended June 30, 2004 amounts to $10,000 and $5,000, respectively.

3.	Effective July 1, 2003, Cornerstone acquired LaPorte and the Diversacare/Carepharm Group. The consolidated financial statements of Cornerstone for the year ended December 31, 2003 include the results of LaPorte and Diversacare/Carepharm for the six month-period ended December 31, 2003. Accordingly, we added the operating results of LaPorte and Diversacare/Carepharm for the six-month period ended June 30, 2003 to arrive at the combined pro forma operating results for the year ended December 31, 2003.

In addition, our pro forma statement of operations for the year ended December 31, 2003 includes a $26,406 increase in the amortization expense related to the intangible assets acquired in the LaPorte and Diversacare/Carepharm acquisitions.
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4.	Concurrent with the Cornerstone merger, Cornerstone’s convertible debentures of $628,900 and related accrued interest will be automatically converted to shares of our common stock. These shares are included in the 26,500,000 post-split shares to be issued pursuant to the Cornerstone merger.

Interest expense related to the convertible debentures included in Cornerstone’s statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 was $38,000 and $28,000, respectively.

5.	Our articles of incorporation will be amended to: (i) increase our authorized common shares to 250,000,000 and our par value will be changed to $.0001 per share; (ii) to authorize 250,000,000 shares of preferred stock and (iii) to authorize a 1-for-2 reverse-split of our common stock.

Our pro forma common shares outstanding after our merger with Cornerstone will total 35,402,194 after our reverse stock-split.
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